EXHIBIT 21.1

SUBSIDIARY LIST

TTM TECHNOLOGIES, INC.

Name of Subsidiary	State or Sovereign Power of Incorporation
Power Circuits, Inc. (Wholly owned subsidiary)	California
TTM Advanced Circuits, Inc. (Wholly owned subsidiary)	Minnesota